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EX - 99.(g)(5)

                        FOREIGN CUSTODY MANAGER AGREEMENT

         AGREEMENT, made as of April 1, 2003, between MERCANTILE FUNDS, INC. (the "Company") and FIFTH THIRD BANK ("Fifth Third").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to appoint Fifth Third as a Foreign Custody Manager on the terms and conditions contained herein;

         WHEREAS, Fifth Third desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Company and Fifth Third hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings;

         1. Capitalized terms used in the Agreement and not otherwise defined in the Agreement shall have the meanings given such terms in the Rule.

         2.       "Board" shall mean the Board of Directors of the Company.

         3. "Eligible Foreign Custodian" shall have the meaning provided in the Rule.

         4. "Monitoring System" shall mean a system established by Fifth Third to fulfill the Responsibilities specified in clauses (1)(d) and (1)(e) of
Article III of this Agreement.

         5. "Responsibilities" shall mean the responsibilities delegated to Fifth Third under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by Fifth Third, as such responsibilities are more fully described in Article III of this Agreement.

         6. "Rule" shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended, as such Rule became effective on June 12, 2000.

         7. "Specified Country" shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Company has given settlement instruction to Fifth Third as custodian (the "Custodian") under its Custody Agreement with the Company.

                                   ARTICLE II

                     FIFTH THIRD AS FOREIGN CUSTODY MANAGER

         1. The Board, on behalf of the Company, hereby delegates to Fifth Third, with respect to each Specified Country, the Responsibilities.

         2. Fifth Third accepts the Board's delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Company's assets would exercise.

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         3.       Fifth Third shall provide to the Board at such times as the
Board deems reasonable and appropriate based on the circumstances of the Company's foreign custody arrangements, written reports notifying the Board of the placement of assets of the Company with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Company with any such Eligible Foreign Custodian.

                                   ARTICLE III

                                RESPONSIBILITIES

         1. Subject to the provisions of this Agreement, Fifth Third shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, Fifth Third shall: (a) determine that assets of the Company held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in Section (c)(1) of the Rule; (b) determine that the Company's foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian that will provide reasonable care for the Company's assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as Fifth Third determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Company as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Company with a particular Eligible Foreign Custodian pursuant to paragraph (c) (1) of the Rule and the performance of the contract governing such arrangement t; and
(e) advise the Company whenever Fifth Third determines under the Monitoring System that an arrangement (including any material change in the contract governing such arrangement) described in the preceding clause (d) no longer meets the requirements of the Rule.

         2. For purposes of clause (d) of the preceding Section 1 of this Article, Fifth Third's determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, "Country Risks" shall mean systemic risks of holding assets in a particular country including, but not limited to: (a) an Eligible Foreign Custodian's use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country's financial infrastructure; (c) such country's prevailing custody and settlement practices;
(d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions that affect the orderly execution of securities transactions or affect the value of securities.

                                   ARTICLE IV

                                 REPRESENTATIONS

         1. The Company hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Company, constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Company prohibits the Company's execution or performance of this Agreement; and (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present; and (c) the Board or its investment advisor has considered the Country Risks associated with investment in each Specified Country listed on Schedule 1 and will have considered such Country Risks prior to any settlement instructions being given to the Custodian with respect to any other Specified Country.

         2. Fifth Third hereby represents that: (a) Fifth Third is duly organized and existing under the laws of the State of Ohio, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by Fifth Third, constitutes a valid and legally binding obligation of Fifth Third enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on Fifth

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Third prohibits Fifth Third's execution or performance of this Agreement; and
(c) Fifth Third has established the Monitoring System.

                                    ARTICLE V

                             CONCERNING FIFTH THIRD

         1. Fifth Third shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against, the Company except to the extent the same arises out of the failure of Fifth Third to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall Fifth Third be liable to the Company, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

         2. The Company agrees to indemnify Fifth Third and holds it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by or asserted against Fifth Third by reason or as a result of any action or inaction, arising out of Fifth Third's performance hereunder, provided that the Company shall not indemnify Fifth Third to the extent any such costs, expenses, damages, liabilities or claims arise out of Fifth Third's failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof.

         3. Fifth Third shall only have such duties as are expressly set forth herein. Without limiting the generality of the foregoing, in no event shall Fifth Third be liable for any Country Risks associated with investments in a particular country.

                                   ARTICLE VI

                                  MISCELLANEOUS

         1. This Agreement constitutes the entire agreement between the Company and Fifth Third, and no provision in the Custody Agreement between the Company and the Custodian shall affect the duties and obligations of Fifth Third hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

         2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to Fifth Third, shall be sufficiently given if received by it at its offices at Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio 45263, Attention: Mutual Company Client Services, or at such other place as Fifth Third may from time to time designate in writing.

         3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Company shall be sufficiently given if received by it at its offices at Two Hopkins Plaza, Baltimore, Maryland 21201 Attention: Funds Administration, or at such other place as the Company may from time to time designate in writing.

         4. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

         5. This Agreement shall be construed in accordance with the internal substantive laws of the State of Ohio, without regard to conflicts of laws principles thereof. The Company and Fifth Third each hereby irrevocably waive any and all rights to a trial by jury in any legal proceeding arising out of or relating to this Agreement.

         6. The parties hereto agree that in performing hereunder, Fifth Third is acting solely on behalf of the Company and no contractual or service relationship shall be deemed to be established hereby between Fifth Third and any other person.

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         7.       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         8. This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Company and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

         9. In consideration of the service provided by Fifth Third hereunder, the Company shall pay to Fifth Third such compensation and out-of-pocket expenses as may be agreed upon from time to time.

         IN WITNESS WHEREOF, the Company and Fifth Third have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

                                        MERCANTILE FUNDS, INC.

                                        By: /s/ John J. Pileggi
                                            -------------------
                                        Name: John J. Pileggi
                                        Title: President

                                        FIFTH THIRD BANK

                                        By: /s/ Christine Skiba
                                            -------------------
                                        Name: Christine Skiba
                                        Title: Trust Officer

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                                   SCHEDULE I

                               SPECIFIED COUNTRIES

Argentina

Australia

Austria

Belgium

Brazil

Canada

Chile

China

Columbia

Czech Republic

Denmark

Egypt

Estonia

Finland

Germany

Greece

Hong Kong

Hungary

India

Indonesia

Ireland

Israel

Italy

Japan

Jordan

Korea

Malaysia

Mexico

Netherlands

New Zealand

Norway

Pakistan

Peru

Philippines

Poland

Portugal

Romania

France Russia

Singapore

Slovak Republic

Slovenia

South Africa

Spain

Sri Lanka

Sweden

Switzerland

Taiwan

Thailand

Turkey

United Kingdom

Venezuela

Zimbabwe

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